Exhibit 16.1
December 22, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated December 21, 2006, of MicroMed Cardiovascular Inc. and are in agreement with the statements contained in paragraphs 1, 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP